EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Auburn National Bancorporation, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-03516) on Form S-3 and the registration statement (No. 333-87626) on Form S-8 of Auburn National Bancorporation, Inc. of our report dated March 31, 2009, relating to the consolidated balance sheets of Auburn National Bancorporation, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the December 31, 2008 Annual Report on Form 10-K of Auburn National Bancorporation, Inc.

Our report on the Company’s consolidated financial statements refers to the Company’s changes in accounting for uncertainties in income taxes during 2007.

Birmingham, Alabama
March 31, 2009